EXHIBIT 4.5




                               Nokia Holding, Inc.
                          Employee Stock Purchase Plan
                           (Restated January 10, 2002)

Nokia Holding, Inc. (the "Company"), a Georgia corporation, does hereby establish its Employee Stock Purchase Plan as follows:

1.   Purpose of the Plan
     -------------------

     The purpose of this Plan is to provide Eligible Employees in the United States who wish to own an interest in Nokia Corporation, the Parent of the Company, with a convenient method of doing so. It is believed that participation by Eligible Employees in the ownership of the business will be to the mutual benefit of both the employees and the Company. It is the intention of the Company to offer this as an employee stock purchase plan that is nonqualified under Section 423 of the Internal Revenue Code.

2.   Definitions
     -----------

     Account means the funds accumulated with respect to an individual employee as a result of deductions from his/her paycheck for the purpose of purchasing Shares under this Plan. The funds allocated to an employee's account shall remain the property of the respective employee but may be commingled with the general funds of the Company.

     Affiliate means any United States corporation that is.part of a controlled group of corporations, as that term is defined in Section 1563(a) of the Code, with the Company.

     Base Pay means regular straight time earnings, not to include incentives, bonuses, commissions, overtime, differentials or other special payments except to the extent that the Board specifically includes any such item.

     Board means the Board of Directors of the Company.

     Broker Account means the balance of Shares accumulated with respect to an individual employee as a result of share purchases made with the Eligible Employee's paycheck deductions. The shares allocated to an employee's Broker Account shall remain the property of the respective employee at all times.

     Code means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

     Committee means the committee appointed by the Board to administer the Plan, if such a committee has been appointed. If the Board does not appoint a committee to administer the Plan, the Board shall act as the committee.

     Company means Nokia Holding, Inc., a Georgia corporation.

     ESPP Broker is the stock brokerage or other financial services firm designated by the Company to establish a brokerage account in the participants' names, purchase Shares on behalf of individual participants and undertake disposition of the Shares according to the participants' direction.

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     ESPP Record Keeper is the administrator designated by the Company to collect Eligible Employee participation elections, instruct payroll deductions, instruct the ESPP Broker with regard to purchases and report to the participant the number of shares purchased each offering as well as the associated taxable income. The ESPP Record Keeper will report taxable wages to the Nokia Payroll.

     Shares means American Depositary Shares, representing Nokia Corporation Shares.

3.   Eligible Employees
     ------------------

     Any regular, full-time employee of the Company or its Affiliates who is in the employ of the Company or its Affiliates in the United States and in the Nokia Benefits Center's system at the time enrollment packets are produced is eligible to participate in the Plan (hereinafter "Eligible Employee"). Excluded from the definition of Eligible Employee are the following employment categories:
          a) employees on an international assignment contract outside of the United States;
          b) employees whose work schedule is customarily less than 30 hours per week;
          c) employees whose employment relationship will not be more than six months in any calendar year;
          d)   employees who are classified as interns or co-ops; and
          e)   employees on unpaid leave of absence.

     Under no circumstances will individuals classified by the Company or its Affiliates as consultants, independent contractors, leased employees, individuals providing services through third-party staffing agencies, and other individuals in similar categories be considered Eligible Employees under this Plan. Furthermore, if a court, regulatory body or administrative agency or other entity having jurisdiction later decides that such individual is considered an employee of the company or U.S. affiliates, he/she will not be eligible to participate in the Plan.

4.   Offerings
     ---------

     There will be two separate consecutive six-month offerings pursuant to the Plan each calendar year. The first offering shall commence on August 15, 2000 and end on February 14, 2001. Thereafter, offerings shall commence on each subsequent February 15 and August 15.

     In order to become eligible to purchase Shares, an Eligible Employee must actively make an election to participate during the designated open enrollment period for the particular offering in which he/she wishes to participate. Participation in one offering under the Plan shall neither limit, nor require, participation in any other offering.

5.   Price Per Share and Share Purchase Dates
     ----------------------------------------

     The purchase price per Share shall be 85% of the fair market value of a Share following the end of the offering, as defined in section 4. Fair market value shall mean the average purchase price at the time the ESPP Broker transacts the purchase on behalf of the Plan participants. Purchases on behalf of the participants will be made on Share Purchase Dates.


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     Share Purchase Dates shall mean the dates in which the ESPP Broker will purchase Shares on behalf of Plan participants for each six-month offering. For offerings commencing on August 15th and ending on February 14, the Broker will purchase Shares in accordance with the following schedule:

          Calendar Month      Share Purchase Dates
          --------------      --------------------

          September           Any day between 22nd and 28th day of the month

          October             Any day between 22nd and 28th day of the month

          November            Any day between 22nd and 28th day of the month

          December            Any day between 22nd and 28th day of the month

          February            Any day between 22nd and 28th day of the month


     For offerings commencing on February 15th and ending on August 14, the Broker will purchase Shares on behalf of plan participants in accordance with the following schedule:

          Calendar Month      Share Purchase Dates
          --------------      --------------------
          March               Any day between 22nd and 28th day of the month

          April               Any day between 22nd and 28th day of the month

          May                 Any day between 22nd and 28th day of the month

          June                Any day between 22nd and 28th day of the month

          July                Any day between 22nd and 28th day of the month

          August              Any day between 22nd and 28th day of the month


5.   Offering Date
     -------------

     The offering date as used in this Plan shall be the commencement date of the offering (August 15 or February 15), if such date is a regular business day, or the first regular business day following such commencement date. A different date may be set by resolution of the Board.


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


6.   Enrollment Period
     -----------------

     The enrollment period as used in this Plan shall be a designated two-week period prior to each offering date during which each Eligible Employee may elect to participate. Notification will be sent to Eligible Employees prior to the Open Enrollment period. An Eligible Employee will be required to actively enroll in each offering during the enrollment period to participate.

7.   Number of Shares to be Offered
     ------------------------------

     There is no maximum number of Shares to be offered under the Plan. The Shares to be purchased by participants under the Plan will be purchased on the open market by the ESPP Broker on behalf of the individual Eligible Employees.

     The Eligible Employee may elect to have up to a maximum of 10% of base pay withheld through payroll deductions towards the purchase of Shares.

8.   Participation
     -------------

     An Eligible Employee may become a participant only by electing to participate in the Plan. The Eligible Employee must (a) actively select to participate in an offering (b) indicate the amount of Base Pay the Eligible Employee wishes to have withheld towards Share purchases and (c) authorize payroll deductions for the offering.

     Payroll deductions for a participant shall commence on the first pay date after the commencement of the offering and shall end on the last pay date of such offering unless earlier terminated by the Eligible Employee as provided in section 11.

     Eligible Employees will be required to actively enroll in each offering to participate. The Company will not automatically re-enroll an Eligible Employee in the next offering or continue payroll deductions following the end of each offering.

9.   Payroll Deductions
     ------------------

     If an Eligible Employee elects to participate in the Plan, he/she shall elect to have deductions made from his/her Base Pay (after tax) each pay date during the offering. The Eligible Employee will receive an enrollment statement showing election choices of 1%, 2%, 3%, 4%, 5%, 8%, 7%, 8%, 9% or 10% of his/her Base Pay. Each election choice will indicate the dollar amount of the payroll deduction per pay period. The per pay period dollar amount indicated on the Eligible Employee's enrollment statement will be the amount of the payroll deduction for each pay period. In the event of an error where the employee deduction exceeds 10% of Base Pay, the deduction would automatically be reduced to be within the 10% maximum guideline.

     In the event the Eligible Employee moves to an authorized leave of absence status in which the employee does not continue to receive a pay check, no payroll deduction will occur. The participant will not be allowed to make up or be entitled to retroactive deductions upon the participant's return to work; however deductions will automatically restart if the participating Eligible Employee's return to work is within the same offering.

     A participating Eligible Employee may discontinue his/her participation in the Plan as provided in section 11, but no other changes can be made during an offering and, specifically, a participant may not alter the rate of his/her payroll deductions for that offering.


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


     No interest will be paid or credited on any money in the accounts of participating Eligible Employees.

11.  Withdrawal
     ----------

     An eligible Employees may elect to stop payroll deductions during an offering by requesting a withdrawal from the current offering in accordance with procedures established by the Committee administering the Plan, but shall not be entitled to receive a refund of his/her account balance and shall not be entitled to re-enter that particular offering. Unless the participating Eligible Employee's employment has terminated as provided in section 18 of this Plan, the employee shall be deemed to be participant until the next Share Purchase Date. The accumulated deductions to date will be applied towards the purchase of Shares at the next Share Purchase Date. The Eligible Employee may re-enter the Plan during the next enrollment period. If an employee moves from an eligible status to one of the ineligible statuses during an offering period in which he is participating in payroll deductions, the status change would be considered an automatic withdrawal from participation.

     An employee may petition the Committee for a hardship refund upon withdrawal. A hardship event is defined as one of the following events:
          o Unforeseeable Emergency -- a severe financial hardship resulting from sudden loss of property due to casualty that is not reimbursed by insurance, or
          o    Total and permanent disability.


12.  Granting of Option
     ------------------

     On the offering date, this Plan will be deemed to have granted to the participant an option for as many Shares (full and partial) as he/she will be able to purchase with the payroll deductions credited to his/her account during his/her participation in that offering. For purposes of this Plan, payroll deductions shall be deemed credited to participants' accounts on paydates.

13.  Exercise of Option
     ------------------

     Each Eligible Employee who continues to be a participant on a Share Purchase Date shall be deemed to have exercised his/her option on such date and shall be deemed to have purchased from the open market such number of Shares (full and partial) that his/her accumulated payroll deductions (for that particular offering) on such date will pay for at the price set forth in Section 5.

14.  Employee's Rights as a Shareholder
     ----------------------------------

     No participating Eligible Employee shall possess any right as a shareholder with respect to any Shares until the Shares have been purchased at each Share Purchase Date in accordance with the section 13 above and registered to the individual Eligible Employee's Broker Account.

15.  Evidence of Stock Ownership
     ---------------------------

     The ESPP Record Keeper will direct the ESPP Broker to make the individual purchases according to the accumulated deductions credited to the individual participants' accounts. The ESPP Broker will send a transaction notice to the participant of the number of shares purchased on behalf of the participant.

     Promptly following each Share Purchase Date the number of Shares purchased on behalf of each participant shall be deposited into a broker account established In the participant's name with the ESPP Broker. All fees incurred in connection with the establishment of a participant's account with


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


     the ESPP Broker will be borne by the Company. Each participant will receive statements showing the accumulated value of his/her Broker Account.

     The participant shall be free to undertake a disposition of the Shares in his/her Broker Account at any time after they have been deposited in the participating Eligible Employee's Broker Account by contacting the ESPP Broker. Disposition may include, but is not limited to, sale, gift, transfer of legal title, transfer to another brokerage account of the participant's choosing, and request for stock certificates. Any transaction fees associated with disposition following the transfer of Shares to the participant's Broker Account are the responsibility of the participant.

16.  Taxation
     --------

     Since the 85% purchase price represents a 15% discount of the fair market value and the Plan is nonqualified, the 15% discount is taxable to the participant as ordinary income. The 15% discount will be reported as W-2 earnings and all appropriate taxes will be withheld from the participant's paycheck each pay period. Other tax events associated with the disposition of Shares are the sole responsibility of the participant and do not need to be reported to the Company.

17.  Rights not Transferable
     -----------------------

     No Eligible Employee shall be permitted to sell, assign, transfer, pledge or otherwise dispose of or encumber either the payroll deductions credited to his/her account or any rights with regard to the exercise of an option or to receive Shares under the Plan other than by will or the laws of descent and distribution, and such right and interest shall not be liable for, or subject to, the debts, contracts, or liabilities of the Eligible Employee. If any such action is taken by the Eligible Employee, or any claim is asserted by any other party in respect of such right and interest whether by garnishment, levy, attachment or otherwise, such action or claim will be treated as an election to withdraw from participation in the Plan in accordance with section 11.

18.  Termination of Employment
     -------------------------

     Upon termination of employment for any reason whatsoever, including but not limited to death or retirement, the cash balance in the account of a participating Eligible Employee shall be paid to the employee or his/her estate.

     A participant who ends his/her foreign assignment to the United States during a Plan offering will be refunded accumulated payroll deductions in his/her final pay check. No Share purchases will be made on behalf of participants who are not active employees of the Company at the time of Share Purchase Dates.

     Certain Foreign Nationals ending an assignment in the United States are not allowed, under SEC regulations, to have possession of ADRs (American Depositary Receipts) outside of the United States. The Foreign National may be required to dispose of his/her Shares in his/her Broker Account prior to departing the United States. It is the participant's sole responsibility to learn how he/she may be affected and instruct the ESPP Broker accordingly.

19.  Amendment or Discontinuance of the Plan
     ---------------------------------------

     The Plan will become effective on the date of its adoption by the Board. The Board shall have the right to amend, modify or terminate the Plan at any time without notice, provided that no Eligible Employee's existing rights under any offering already commenced under Section 4 may be adversely affected thereby.


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


20.  Administration
     --------------

     The Board may delegate administration of the Plan to the Committee and in that event the Committee appointed by the Board shall administer the Plan. The Committee shall be vested with full authority to make, administer, and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision, or action of the Committee in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive and binding upon all participants and any and all persons claiming under or through any participant.

21.  Notices
     -------

     All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received by the Nokia Americas Region Compensation and Benefits Department or when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.  Termination of the Plan
     -----------------------

     This Plan shall terminate at the earliest of the following:

     (a) The date of the filing of a Statement of Intent to Dissolve (or similar document) by the Company or the effective date of a merger or consolidation wherein the Company is not to be the surviving corporation, which merger or consolidation is not between or among corporations related to the Company. Prior to the occurrence of either such events, on such date as the Company may determine, the Company may permit a participating Eligible Employee to exercise the option to purchase Shares for as many Shares as the balance of his/her account will allow at the price set forth in accordance with section 5.

     (b) The date the Board acts to terminate the Plan in accordance with section 19.

23.  Limitations on Sale of Shares Purchased under the Plan
     ------------------------------------------------------

     The Plan is intended to provide Shares for investment and not for resale. The Company does not, however, intend to restrict or influence any Eligible Employee in the conduct of his/her own affairs. An Eligible Employee, therefore, may sell Shares purchased under the Plan at any time he/she chooses, subject to compliance with any applicable Federal or state securities laws and in accordance with any trading restrictions or windows imposed by the Company or any of its Affiliates. THE ELIGIBLE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE STOCK following registration of shares to the participant's Broker Account.

24.  Governmental Regulation
     -----------------------

     The Company's obligation to instruct the ESPP Broker to purchase and deliver the Shares under this Plan is subject to the approval of any governmental authority required in connection with the purchase, registration or sale of such Shares.

     Shares shall not be issued pursuant to the Plan unless the issuance and delivery complies with all applicable laws, domestic and foreign, including without limitation, the Securities Act of 1933, as amended. The rules and regulations thereunder are the requirement of any stock exchange on which the Shares are listed, and shall be subject to the approval of counsel with respect to compliance.


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


25.  No Employment Rights
     --------------------

     The Plan shall not be construed as conferring any rights upon any person for a continuance of employment or service, nor shall it interfere with the rights of the Company or any Affiliate to terminate the employment or service of any person or to take any other action affecting such person.





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